Exhibit 99.2

EYEGATE PHARMA ANNOUNCES POSITIVE RESULTS IN PUNCTATE EPITHELIOPATHY STUDY

WALTHAM, Mass., Nov. 13, 2018 (GLOBE NEWSWIRE) — EyeGate Pharmaceuticals, Inc. (NASDAQ: EYEG) today announced top-line data from its study evaluating the potential of EyeGate’s Ocular Bandage Gel (OBG) to help clinicians better manage patients with punctate epitheliopathies (PE) due to pathologies such as dry eye.

Randall J Olson, M.D., CEO and Chair of the Department of Ophthalmology and Visual Sciences of the John A. Moran Eye Center, University of Utah, SLC, said, “A product that achieves symptomology results as seen in this study is exactly what ophthalmologists want access to when treating patients. With the wound healing results demonstrated in the two PRK studies along with these results, there is potentially a huge opportunity for using OBG in the management of various ocular surface conditions.”

This controlled, masked study enrolled 30 subjects with punctate epitheliopathies (PE) due to pathologies such as dry eye. The trial was designed to assess safety and efficacy by comparing EyeGate’s OBG to the comparator group, a commercially available rewetting eye drop. The assessments included corneal fluorescein staining and symptomology at day 7, day 14 and day 28. Randomization occurred after a two-week run in period where all subjects were taking the rewetting eye drops only. Patients with a corneal staining score on NEI scale of ≥4 entered the treatment phase and either continued to receive rewetting eye drops or were switched to OBG eye drops.

OBG eye drops achieved a statistically significant improvement (p-value < 0.05) in symptoms as quickly as day 7 and also at day 28. Additionally, at day 28 OBG realized a 30% decrease from baseline vs. only 4% for the comparator group. Symptomology was assessed using a patient reported outcome questionnaire based on comfort in both eyes. Staining measurements of the central cornea, a region dense in nerve endings, showed a reduction of up to 40% for OBG vs. up to 23% for the rewetting eye drop arm when combining the results from both eyes, which we believe better correlates clinically with the symptomology results. Staining measurements of the total cornea did not show a significant difference in reduction between the two arms with 26% for OBG vs. 23% for the rewetting eye drop at day 7. Importantly, there were no safety concerns observed in any group.

Stephen From, CEO of EyeGate, said, “We are extremely pleased with the remarkable data achieved in symptomology from our first study in PE patients. OBG showed improvement over a commercially available rewetting eye drop on each of the subcategories of the symptomology questionnaire. We are not aware of any product that has demonstrated this magnitude and speed of improvement in this patient population. Consequently, we believe that all of our data is sufficient and robust enough to create a path toward regulatory filings for approval and commercialization.”

About EyeGate
EyeGate is a clinical-stage specialty pharmaceutical company focused on developing and commercializing products using its two proprietary platform technologies for treating diseases and disorders of the eye.

EyeGate’s OBG platform is based on a crosslinked thiolated carboxymethyl hyaluronic acid (CMHA-S), a modified form of the natural polymer hyaluronic acid, which is a gel that possesses unique physical and chemical properties such as hydrating and healing when applied to the ocular surface. The ability of CMHA-S to adhere longer to the ocular surface, resist degradation and protect the ocular surface makes it well-suited for treating various ocular surface injuries including surgical trauma.

EGP-437, EyeGate’s other product in clinical trials, incorporates a reformulated topically active corticosteroid, Dexamethasone Phosphate that is delivered into the ocular tissues through EyeGate’s proprietary innovative drug delivery system, the EyeGate II Delivery System. For more information, please visit www.EyeGatePharma.com.

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Forward-Looking Statements
Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the commercialization efforts and other regulatory or marketing approval efforts pertaining to EyeGate’s products, including EyeGate’s EGP-437 combination product and the EyeGate OBG product, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, certain risk factors described under the heading “Risk Factors” contained in EyeGate’s Annual Report on Form 10-K filed with the SEC on March 2, 2018 or described in EyeGate’s other public filings. EyeGate’s results may also be affected by factors of which EyeGate is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. EyeGate expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contact
Joseph Green / Andrew Gibson
Edison Advisors for EyeGate Pharmaceuticals
646-653-7030 / 7719
jgreen@edisongroup.com / agibson@edisongroup.com